Exhibit 99.2

              S.Y. Bancorp Expands Stock Repurchase Plan


    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 18, 2007--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that its Board of Directors has expanded the Company's stock repurchase plan by 550,000 shares, or approximately 4% of the Company's total common shares outstanding. The Board also set July 2008 as the plan's expiration date.

    The Board of Directors first implemented the repurchase plan in 1999 and expanded the number of shares approved in 2005. At that time, the Company's plan authorized the repurchase of up to 577,500 shares, as adjusted for a five percent stock dividend in 2006. To date, the Company has repurchased approximately 560,000 of those shares at an average cost of $24.32 per share. With the expansion of the plan and remaining 17,500 shares, the Company has the ability to repurchase approximately 567,500 shares.

    Under its stock repurchase program, S.Y. Bancorp may purchase shares from time to time at prevailing prices in open market transactions, subject to market conditions, share price and other considerations. Unsolicited negotiated transactions also are permitted. The Company cannot assure the exact number of shares to be repurchased prior to the expiration date of the plan.

    Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce the expansion of our stock repurchase plan. The Company's record of strong earnings growth has enabled us to build a sound equity base to support our business development and expansion initiatives. In our view, today's action by the Board to increase our repurchase authorization represents a good capital management strategy, providing additional flexibility to utilize our equity in the most efficient manner as we pursue our growth objectives and underscoring our commitment to enhancing shareholder value."

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.425 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176
             Executive Vice President,
             Treasurer and Chief Financial Officer